Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated June 12, 2024 relating to the financial statement of Whimsy Properties LLC (the “Company”) as of February 1, 2024 (inception) and the related notes to the financial statement.

/s/ Artesian CPA, LLC

Denver, CO

August 14, 2024